

Update Report to Shareholders

January 2019

- Milestone Achievements & Key Technology Advancements
- Operations Update and Product Development Status

Highlights

- Review of 2018 Achievements
- Letter from Desk of QMC CEO
- Assam India Update
- QD-LED Advancements/Update
- Revenue Guidance for 2019
- Business Fundamentals
- Closing Thoughts

Quantum Materials Corp designs and develops quantum dots and other nano-materials using a patented process capable of producing commercial quantities of these materials with high performance characteristics at low cost and rapid scaleup.

Our target markets are major end-use markets such as displays, lighting, solar & bio.

In Review: 2018

A Few Major Achievements

July 2018
Advanced remote phosphor QD-LED development – surpassed 10,000 hours continuous on-time




On-chip
LGP
QD LED
LGP
LED
Source: LumenMax Optoelectronics

October 2018
Achieved industry leading 91% Rec2020 coverage on chip with cadmium-free QD remote phosphor

December 2018
Completed licensing agreement to establish large scale QD production in Assam India for 3rd generation solar, displays and SSL


QUANTUM DOT LED

From the desk of Stephen Squires, President & CEO

Operations Update and Development Status

January 2019
San Marcos, Texas



Stephen B. Squires
Founder, President & CEO

- The second half of 2018 began with optimism and we exited the year with marked progress on several fronts. We have continued to focus much of our development efforts on the QD-LED application and have recently achieved milestone success that we believe will soon disrupt the LED display market by providing a high performance, low cost solution for industry leading color rendering in displays. At this time we are in discussions with a number of the industry's leading electronics OEM's in an effort to identify the optimum industry partner that will be capable of delivering this solution to a very broad market. A more detailed update on our progress in moving this program forward is contained in the latter portion of this update. As previously stated in prior updates we are pursuing a licensing arrangement to commercialize this technology.
- The end of 2018 resulted in the completion of a comprehensive licensing agreement for the volume production of quantum dots in Assam, India. This project has been under discussion for nearly three years and we are very pleased to see the extraordinary efforts and diligence that have been put forth to achieve this have finally resulted in a completed venture. With the ground breaking ceremony to take place in Assam on 16 January 2019 we look forward to these operations being established and operational prior to year end. In the meantime we have many deliverables including equipment and training that will generate meaningful revenues for the company until royalties commence (more details on this follow). In addition to our efforts to commercialize our QD-LED remote phosphor technology for displays, our core focus in the first half of 2019 will be R&D work for the optimization of our 3rd generation perovskite QD based solar technology in preparation of scaling up to commercial production levels in Assam, India.
- While we have had much success in overall technology development during 2018, we have also faced a number of challenges including our current legal battles with a former lender to the Company. Although this situation has been a distraction and has made financing the Company's day-to-day operations more difficult, the proceedings have largely moved in our favor and we are confident that this situation will be brought to a positive conclusion for the Company and all shareholders during the first half of 2019. Fortunately we have had the support of a number of loyal shareholders that share our vision for the future to keep us moving forward financially. That being said, we do believe these struggles have put additional outside pressure on our share price over time and prevented it from being a more accurate reflection of our enterprise value and future upside.

This Operations Update and Product Development Status report is being released to give shareholders of Quantum Materials Corp an overview of:

1) What the Company has accomplished in the second half of 2018.

2) Where the Company currently stands in its stated mission of becoming a premiere global technology supplier and developer of high performance cadmium-free quantum dots and nano-material technologies;

3) A brief update of the Company's progress commercializing & monetizing our high performance nano-materials technologies.

4) A better understanding of the significant technical and scientific accomplishments that the company has achieved.



Delegates from Assam visiting QMC in San Marcos, TX

Tech City, Assam India: License Overview & Timing of Initial Funding to QMC/Royalty Revenues.

We realize that there are many questions about our Assam, India licensing agreement and I hope to address many of those here.

This licensing agreement was crafted specifically to comply with the Company's stated business development strategy. It enables the Company to begin to leverage its I.P. and begin to generate revenues while not overburdening the Company's scientific staff in a manner that would disrupt new discovery. Our licensees have the responsibility of developing the site, constructing the facilities, staffing, etc. QMC is responsible for constructing and supplying the proprietary equipment, assisting in the development and scale up of the 3rd generation solar, display and SSL products, training and providing a broad range of consulting services. All of the above is provided at an additional cost and represents a meaningful and enduring revenue opportunity for the Company.

On or about December 23rd 2018 the co-licensee, Assam Electronics Development Corporation LTD (an Indian government enterprise), paid the first investment of $1M USD into the overall project fund. Amtronics (co-licensee) in turn transferred a $500K USD commitment fee to the group that has secured the $20M investment funding. In terms of direct funding to QMC, on December 29, 2018 we received a letter from the managing director of the Assam Electronics Development Corporation LTD., confirming that the requisite $1M USD upfront license fee would be paid to QMC on or before January 31, 2019. Additionally, the licensee is required to place an order for two micro reactors and make an 80% deposit against same on or before mid-February 2019. We anticipate the company can generate $7M to $10M in gross revenues from these activities.

With regard to royalties, we anticipate royalty revenues from the Assam operations will commence during the fourth calendar quarter of 2019. Both QMC principles and those of our licensees worked through the holidays in order to complete a proposal for the expansion of the Assam Tech City quantum dot operation that would increase the investment from the Indian government from $4M to a total of $12M and increase the investment from the licensees from $20M to $70M. This additional investment is targeted to expand the Assam operations to support larger commercial production volumes of the proposed QD-solar cell line and to add QD-LED production targeting both displays and general lighting (SSL) applications.

India's Prime Minister, the honorable Narendra Modi has initiated a very strong "Made in India" program and has implemented meaningful incentives for "Made in India" products. The Assam operations are well positioned to benefit significantly from this initiative. In summary we anticipate receiving gross revenues between $7M and $10M from the first phase of the Assam license agreement and the related services which we anticipate will be completed during calendar 2019.

QD-LED and QD Film Technology for Displays Overview and Update/Additional QD Programs

In terms of commercializing our technology for the display industry, we are continuing our discussions/engagements with a number of the top display industry participants. Our focus was initially the internal development of a cadmium-free QD enhanced film solution and while we are continuing to move this technology forward, a number of internal breakthroughs in mid to late 2018 resulted in us shifting our focus over to the development and commercialization of our remote phosphor, cadmium free QD-LED solution and our QD on chip solutions. We have had a great deal of success with the remote phosphor technology and have developed a proprietary polymer encapsulant that has enabled us to overcome reliability challenges for this design variant. As previously announced, we have achieved Rec2020 coverage exceeding 91% using this remote QD-phosphor technique. To give this achievement some context , one of Samsung's industry leading QD display's for 2018 , their Q9F model had a Rec2020 (uv) coverage of just 83.72%

We are currently in the process of optimizing this technology at the device level in an actual working 65" display in our San Marcos, TX labs and anticipate announcing that we will have our remote QD-Phosphor display (with Rec2020 coverage over 90%) ready to demonstrate to OEM groups sometime in February, many of which have already expressed a strong interest in evaluating this technology when it is available for viewing. While we were hoping to have this technology ready to showcase at the recent CES electronics show in Las Vegas (and worked many late nights to try to accomplish this) we felt it was better to get this technology just right prior to it's final release, even if it meant delaying it's public debut a few more weeks. This improved solution over film variants eliminates the need for the costly QD film layer and associated barrier films while at the same time lowering power consumption levels and markedly improving overall display color rendering capabilities. We believe this design represents the lowest cost solution for enhancing LED displays with QD's and it will enable LED manufactures to supply QD enhanced back light LEDs directly to display manufacturers for rapid, plug and play adoption.

We are continuing development work on a number of other emerging applications in the anti-counterfeiting, bio, water purification and energy storage fields. As the company enters the revenue phase we will significantly increase our development work with a primary focus on further enhancing our QD-solar technologies and our QD-LED technologies. We also intend to leverage our relationships in Assam and work closely with the India Institute of Technology in Guwahati, which has a very strong quantum dot technology foundation.

Compliance Issues & Legal

The Company's CFO and his team have done a great job of getting QMC compliant and continuing to make filings timely. He has implemented a number of improvements and significantly streamlined our internal procedures. We are now investing more effort in forecasting and analyzing our capital structure in order to have the company better positioned to react to market opportunities.

Business Fundamentals/Streamlining of Operations

We have continued to maintain aggressive cost control measures, never forgetting this is a marathon and not a sprint. We are continuing to focus more resources on R&D and with our continuous flow technology we have been able to leverage every dollar spent. To further streamline our operations we have continued to analyze our operating costs and make reductions whenever and wherever possible. To that end we have recently changed transfer agents in order to further reduce overhead cost and we have made additional cost cutting measures in our compliance operations to reduce audit fees.

As we begin to generate revenues in the latter part of 2019, we intend to focus our efforts towards debt reduction and moving the Company to sustainable revenue levels.

Closing Thoughts

I'll be the first to admit that the Company has experienced several false starts over the past as we have attempted to commercialize our nano-material platform, and therefore I have learned to maintain cautious optimism. This has certainly been a difficult journey for all of us that work at QMC and I know this has been an arduous journey for our shareholders as well. That being said, as I am preparing to make the trip to India to participate in the January 16, 2019 ground breaking ceremonies at Tech City in Guwahati, I have tremendous anticipation for this venture and more excitement for our future than I think I have ever had in the past. In fact I expect the next few months will be looked back upon as THE major turning point for QMC's growth strategy. I have always been most passionate about these amazing new materials potential to deliver on the promise of extremely low cost per kWh, large scale production of QD based 3rd generation solar produced via roll-to-roll processing equipment. I am also very excited to see the Company move into a position that will allow us to finally fund the accelerated scale-up and commercialization of this disruptive technology that will be able to be produced anywhere in the world (not just in the mostly Asian based multi-billion dollar silicon billet superfabs). I am also looking forward to building a strong relationship with the India Institute of Technology in Guwahati and truly believe that through our collaborative efforts we can significantly leverage our patented flow technology to enable many new and disruptive applications - and do so in a rapid and economical manner. Our plans also include delivering this technology to countries other than India and we are already in advanced talks with several other groups to make this happen in 2019 as many countries are interested in lowering the cost of renewable energy generation and becoming less dependent on fossil fuels.

So be sure to stay tuned in to the QMC channel, as we have some big plans in store for moving Quantum Materials Corp forward in 2019 and realizing our primary goal of becoming a major technology provider of high performance, low cost QD and perovskite based nano-materials . Wishing all of our shareholders a safe, happy and healthy New Year in 2019 and we will be sure to get news out on our advancements as soon as we are able as we do expect the first half of 2019 to be a very active time in our development and overall business growth.

Stephen Squires – Chairman and CEO Quantum Materials Corp.